Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Exchange Act, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Non-Voting and Voting Common Stock, each with par value per share of $0.10, of PHI, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Date: August 20, 2018

Alesia Value Fund LLC
By: Alesia Asset Management LLC
its managing member


/s/ Christopher E. Olin
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Name: Christopher E. Olin
Title: Managing Member
Alesia Asset Management LLC


/s/ Christopher E. Olin
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Name: Christopher E. Olin
Title: Managing Member
Alesia Investment Management LLC


/s/ Christopher E. Olin
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Christopher E. Olin, individually


/s/ Timothy Stabosz
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Timothy Stabosz, individually